Exhibit 99.1

KYNDRYL REPORTS SECOND QUARTER FISCAL 2025 RESULTS

●	Revenues for the quarter ended September 30, 2024 total $3.8 billion, pretax loss is $5 million, and net loss is $43 million
●	Adjusted EBITDA is $557 million, adjusted pretax income is $45 million, and adjusted net income is $3 million
●	Kyndryl Consult again delivers double-digit revenue growth in the quarter and over the last twelve months
●	Reaffirms outlook for fiscal year 2025, including constant-currency revenue growth in the fourth quarter, supported by a record level of post-spin signings in the most recent quarter and for the trailing twelve months

NEW YORK, November 6, 2024 – Kyndryl Holdings, Inc. (NYSE: KD), the world’s largest IT infrastructure services provider, today released financial results for the quarter ended September 30, 2024, the second quarter of its 2025 fiscal year.

“We continue to build momentum, delivering another quarter of signings growth and remaining well-positioned to deliver top-line growth in the fourth quarter of this fiscal year.  Our strong performance was led by Kyndryl Consult, our alliances with hyperscalers and our expanding mission-critical capabilities in modernization, cloud, cyber-resiliency and AI readiness,” said Kyndryl Chairman and Chief Executive Officer Martin Schroeter.

Total signings in the quarter were a record $5.6 billion, representing a year-over-year increase of 132%. Total signings for the twelve months ended September 30, 2024 were $16.0 billion, a year-over-year increase of 33%.

“With Kyndryl Bridge powering our services, we’re attracting new customers through our differentiated innovation and delivering incremental value to our existing customers. We’re uniquely positioned at the nexus of secular trends shaping the evolution of IT, and we’ll continue to capitalize on these market opportunities and drive profitable growth,” Mr. Schroeter said.

Results for the Fiscal Second Quarter Ended September 30, 2024

For the second quarter, Kyndryl reported revenues of $3.8 billion, a year-over-year decline of 7% on both a reported and a constant-currency basis. The year-over-year revenue decline reflects the Company’s progress in reducing inherited no-margin and low-margin third-party content in customer contracts, particularly in its United States and Strategic Markets segments. The Company reported a pretax loss of $5 million and a net loss of $43 million, or ($0.19) per diluted share, in the quarter, compared to a net loss of $142 million, or ($0.62) per diluted share, in the prior-year period. Cash flow from operations was $149 million, an increase of $103 million compared to the prior-year period.

Adjusted pretax income was $45 million, an 80% increase compared to adjusted pretax income of $25 million in the prior-year period, reflecting contributions from the Company’s “three-A”

initiatives and a reduction in depreciation expense due to the previously announced extension of the useful lives of the Company’s hardware assets, offset by the contractually required increase in IBM software costs, workforce rebalancing charges of $39 million and unfavorable currency movements.

In the quarter, adjusted EBITDA was $557 million, and adjusted free cash flow was $56 million. Both figures reflect workforce rebalancing actions implemented in the quarter.

“In the quarter, we continued to execute on our three-A initiatives to increase our earnings.  Over the last twelve months, we’ve consistently grown our signings to incorporate a broader scope of services, while we continually enhance relationships to generate higher margins,” said David Wyshner, Kyndryl’s Chief Financial Officer.  “The higher margins associated with our post-spin signings underpin our plans to reach high-single-digit adjusted pretax margins in our fiscal year 2027, which begins less than a year and half from now.”

Recent Developments

●	Alliances initiative – In the second quarter, Kyndryl recognized $260 million in revenue tied to cloud hyperscaler alliances, demonstrating continued progress toward the Company’s hyperscaler revenue target of nearly $1 billion in fiscal year 2025.
●	Advanced Delivery initiative – The AI-enabled Kyndryl Bridge operating platform is further enhancing the world-class technology services the Company provides and creating additional revenue opportunities. It has also helped Kyndryl free up more than 11,500 delivery professionals. This has generated annualized savings of approximately $700 million as of quarter-end, tracking toward the Company’s $750 million fiscal 2025 year-end goal.
●	Accounts initiative – Kyndryl continued to address elements of contracts with substandard margins, bringing the total impact from this initiative to $775 million of annualized benefits, on track to achieve the Company’s $850 million fiscal 2025 year-end objective.
●	Strong projected margin on recent signings – In the quarter, projected pretax income margins associated with total signings were in the high-single-digit range, in line with recent quarters, reflecting the Company’s focus on margin expansion.
●	Double-digit growth in Kyndryl Consult – In the second quarter, Kyndryl Consult revenues grew 23% year-over-year. Kyndryl Consult signings grew 81% year-over-year in the second quarter, and have grown 41% year-over-year over the last twelve months.
●	Securities Industry Services (SIS) divestiture – The Company completed its previously announced sale of its Securities Industry Services platform in Canada earlier this month.

Reaffirming Fiscal Year 2025 Outlook

Kyndryl is reaffirming its outlook for its fiscal year 2025, which runs from April 2024 to March 2025:

●	Adjusted EBITDA margin of at least 16.3%, representing a year-over-year increase of at least 160 basis points.
●	Adjusted pretax income of at least $460 million, representing a year-over-year increase of at least $295 million.
●	Constant-currency revenue growth of (2%) to (4%), which now implies fiscal 2025 revenue of $15.2 to $15.5 billion based on recent exchange rates. The Company continues to expect to deliver year-over-year constant-currency revenue growth in the fourth quarter of the fiscal year.
●	Adjusted free cash flow of approximately $300 million.

Forecasted amounts are based on currency exchange rates as of October 2024.

Earnings Webcast

Kyndryl’s earnings call for the second fiscal quarter is scheduled to begin at 8:30 a.m. ET on November 7, 2024. The live webcast can be accessed by visiting investors.kyndryl.com on Kyndryl’s investor relations website. A slide presentation will be made available on Kyndryl’s investor relations website before the call on November 7, 2024. Following the event, a replay will be available via webcast for twelve months at investors.kyndryl.com.

About Kyndryl

Kyndryl (NYSE: KD) is the world’s largest IT infrastructure services provider, serving thousands of enterprise customers in more than 60 countries. The Company designs, builds, manages and modernizes the complex, mission-critical information systems that the world depends on every day. For more information, visit www.kyndryl.com.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the information presented in the “Outlook” section of this press release (which does not assume any future acquisitions or divestitures), are forward-looking statements. Such forward-looking statements often contain words such as “aim,” “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “opportunity,” “plan,” “position,” “predict,” “project,” “should,” “seek,” “target,” “will,” “would” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: failure to attract new customers, retain existing customers or sell additional services to customers; failure to meet growth and productivity objectives; competition; impacts of relationships with critical suppliers and partners; failure to address and adapt to technological developments and trends; inability to attract and retain key personnel and other skilled employees; impact of economic, political, public health and other conditions; damage to the Company’s reputation; inability to accurately estimate the cost of services and the timeline for completion of contracts; service delivery issues; the Company’s ability to successfully manage acquisitions and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities and higher debt levels; the impact of our business with government customers; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain, retain and extend necessary licenses; the impairment of our goodwill or long-lived assets; risks relating to cybersecurity, data governance and privacy; risks relating to non-compliance with legal and regulatory requirements; adverse effects from tax matters and environmental matters; legal proceedings and investigatory risks; the impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of currency fluctuations; risks related to the Company’s spin-off; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, and may be further updated from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, adjusted net income, adjusted EPS, adjusted EBITDA margin, adjusted pretax margin, adjusted net margin and adjusted free cash flow. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

A reconciliation of forward-looking non-GAAP financial information is not included in this release because the Company is unable to predict with reasonable certainty some individual components of such reconciliation without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on future results computed in accordance with GAAP.

Investor Contact:
Lori Chaitman
lori.chaitman@kyndryl.com

Media Contact:
Ed Barbini
edward.barbini@kyndryl.com

Table 1

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues	$3,774	$4,073	$7,513	$8,266

Cost of services	$3,024	$3,422	$5,958	$6,871
Selling, general and administrative expenses	647	634	1,304	1,353
Workforce rebalancing charges	39	39	74	97
Transaction-related costs	—	48	21	89
Interest expense	25	31	52	61
Other expense	44	8	44	13
Total costs and expenses	$3,779	$4,182	$7,454	$8,484

Income (loss) before income taxes	$(5)	$(109)	$59	$(218)
Provision for income taxes	38	33	91	65
Net income (loss)	$(43)	$(142)	$(32)	$(283)

Earnings per share data
Basic earnings (loss) per share	$(0.19)	$(0.62)	$(0.14)	$(1.24)
Diluted earnings (loss) per share	(0.19)	(0.62)	(0.14)	(1.24)

Weighted-average basic shares outstanding	231.6	229.1	231.1	228.5
Weighted-average diluted shares outstanding	231.6	229.1	231.1	228.5

Table 2

SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended September 30,		Year-over-Year Growth
			As	Constant
Segment Results	2024	2023	Reported	Currency
Revenue
United States	$960	$1,108	(13%)	(13%)
Japan	604	569	6%	9%
Principal Markets[1]	1,318	1,376	(4%)	(5%)
Strategic Markets[1]	892	1,019	(12%)	(11%)
Total revenue	$3,774	$4,073	(7%)	(7%)
Adjusted EBITDA[2]
United States	$159	$176
Japan	94	84
Principal Markets	187	169
Strategic Markets	138	166
Corporate and other[3]	(22)	(21)
Total adjusted EBITDA	$557	$574

	Six Months Ended September 30,		Year-over-Year Growth
			As	Constant
Segment Results	2024	2023	Reported	Currency
Revenue
United States	$1,946	$2,272	(14%)	(14%)
Japan	1,174	1,180	(0%)	7%
Principal Markets[1]	2,633	2,768	(5%)	(5%)
Strategic Markets[1]	1,761	2,046	(14%)	(13%)
Total revenue	$7,513	$8,266	(9%)	(8%)
Adjusted EBITDA[2]
United States	$292	$412
Japan	177	184
Principal Markets	428	320
Strategic Markets	258	315
Corporate and other[3]	(42)	(45)
Total adjusted EBITDA	$1,113	$1,186

	September 30,	March 31,
Balance Sheet Data	2024	2024
Cash and equivalents	$1,325	$1,553
Debt (short-term and long-term)	3,241	3,238

[1]

Principal Markets is comprised of Kyndryl’s operations in Canada, France, Germany, India, Italy, Spain/Portugal and the United Kingdom/Ireland. Strategic Markets is comprised of Kyndryl’s operations in all other geographic locations. Kyndryl’s operations in Australia/New Zealand transitioned from Principal Markets to Strategic Markets in the quarter ended June 30, 2024; historical segment information has been updated to reflect this change.

[2]

In the three months ended September 30, 2024, amounts include workforce rebalancing charges of $12 million in United States, $2 million in Japan, $9 million in Principal Markets, and $16 million in Strategic Markets. In the six months ended September 30, 2024, amounts include workforce rebalancing charges of $27 million in United States, $3 million in Japan, $13 million in Principal Markets, and $31 million in Strategic Markets.

3 Represents net amounts not allocated to segments.

Table 3

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Six Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(32)	$(283)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property, equipment and capitalized software	276	431
Depreciation of right-of-use assets	154	173
Amortization of transition costs and prepaid software	647	631
Amortization of capitalized contract costs	205	281
Amortization of acquisition-related intangible assets	17	15
Stock-based compensation	49	48
Deferred taxes	17	51
Net (gain) loss on asset sales and other	(14)	22
Change in operating assets and liabilities:
Deferred costs (excluding amortization)	(852)	(699)
Right-of-use assets and liabilities (excluding depreciation)	(145)	(195)
Workforce rebalancing liabilities	(13)	(18)
Receivables	193	(110)
Accounts payable	(237)	(494)
Taxes	(31)	(55)
Other assets and other liabilities	(133)	75
Net cash provided by (used in) operating activities	$101	$(127)

Cash flows from investing activities:
Capital expenditures	$(256)	$(275)
Proceeds from disposition of property and equipment	54	119
Acquisitions and divestitures, net of cash acquired	(46)	—
Other investing activities, net	7	(53)
Net cash used in investing activities	$(241)	$(208)

Cash flows from financing activities:
Debt repayments	$(73)	$(67)
Common stock repurchases for tax withholdings	(24)	(12)
Other financing activities, net	(5)	(1)
Net cash provided by (used in) financing activities	$(101)	$(80)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$17	$(33)
Net change in cash, cash equivalents and restricted cash	$(224)	$(448)

Cash, cash equivalents and restricted cash at beginning of period	$1,554	$1,860
Cash, cash equivalents and restricted cash at end of period	$1,330	$1,412

Supplemental data
Income taxes paid, net of refunds received	$89	$88
Interest paid on debt	$60	$59

Net cash provided by (used in) operating activities was $149 million in the three months ended September 30, 2024 and ($48) million in the three months ended June 30, 2024.

Table 4

NON-GAAP METRIC DEFINITIONS AND RECONCILIATIONS

(dollars in millions, except signings)

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it enhances investors’ visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income (loss) is defined as pretax income (loss) excluding transaction-related costs and benefits, charges related to ceasing to use leased / fixed assets, charges related to lease terminations, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, amortization of acquisition-related intangible assets, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. The Company’s fiscal year 2025 outlook for adjusted pretax income includes approximately $100 million of anticipated workforce rebalancing charges. Adjusted pretax margin is calculated by dividing adjusted pretax income by revenue.

Adjusted EBITDA is defined as net income (loss) excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), charges related to ceasing to use leased / fixed assets, charges related to lease terminations, transaction-related costs and benefits, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. The Company’s fiscal year 2025 outlook for adjusted EBITDA includes approximately $100 million of anticipated workforce rebalancing charges. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue.

Adjusted net income is defined as adjusted pretax income less the reported provision for income taxes, minus or plus the tax effect of the non-GAAP adjustments made to calculate adjusted pretax income, and excluding exceptional items impacting the reported provision for income taxes. Adjusted net margin is calculated by dividing adjusted net income by revenue.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by diluted weighted average shares outstanding to reflect shares that are dilutive or anti-dilutive based on the amount of adjusted net income. The weighted average common shares outstanding used to calculate adjusted earnings (loss) per share will differ from such shares used to calculate diluted earnings (loss) per share (GAAP) when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Adjusted free cash flow is defined as cash flows from operating activities (GAAP) after adding back transaction-related payments, charges related to lease terminations, payments related to workforce rebalancing charges incurred prior to March 31, 2024, and significant litigation payments, less net capital expenditures. Management uses adjusted free cash flow as a measure to evaluate its operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe adjusted free cash flow is a useful supplemental financial measure to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Adjusted free cash flow is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP.

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. The calculation involves estimates and judgments to gauge the extent of a customer’s commitment. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts, as well as the length of those contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Management uses signings as a tool to monitor the performance of the business including the business’ ability to attract new customers and sell additional scope into our existing customer base.

Reconciliation of net income (loss)
to adjusted pretax income,
adjusted EBITDA, adjusted net	Three Months Ended		Six Months Ended
income (loss) and adjusted EPS	September 30,		September 30,
(in millions, except per share amounts)	2024	2023	2024	2023
Net income (loss) (GAAP)	$(43)	$(142)	$(32)	$(283)
Provision for income taxes	38	33	91	65
Pretax income (loss) (GAAP)	$(5)	$(109)	$59	$(218)
Workforce rebalancing charges incurred prior to March 31, 2024	—	39	—	97
Charges related to ceasing to use leased/fixed assets and lease terminations	10	—	20	10
Transaction-related costs	—	48	21	89
Stock-based compensation expense	25	25	49	48
Amortization of acquisition-related intangible assets	10	7	17	15
Other adjustments[1]	5	15	(27)	31
Adjusted pretax income (non-GAAP)	$45	$25	$138	$72
Interest expense	25	31	52	61
Depreciation of property, equipment and capitalized software[2]	150	212	276	422
Amortization of transition costs and prepaid software	337	306	647	631
Adjusted EBITDA (non-GAAP)	$557	$574	$1,113	$1,186
Net income (loss) margin	(1.1)%	(3.5)%	(0.4)%	(3.4)%
Adjusted EBITDA margin	14.8%	14.1%	14.8%	14.4%

Adjusted pretax income (non-GAAP)	$45	$25	$138	$72
Provision for income taxes (GAAP)	(38)	(33)	(91)	(65)
Tax effect of non-GAAP adjustments	(4)	(4)	(12)	(19)
Adjusted net income (loss) (non-GAAP)	$3	$(12)	$35	$(12)
Diluted weighted average shares outstanding for calculating Adjusted EPS[3]	238.2	229.1	237.0	228.5

Diluted earnings (loss) per share (GAAP)	$(0.19)	$(0.62)	$(0.14)	$(1.24)
Adjusted earnings (loss) per share (non-GAAP)	$0.01	$(0.05)	$0.15	$(0.05)

1 Other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs and benefits, and currency impacts of highly inflationary countries.

2 Amounts for the three and six months ended September 30, 2023 exclude $9 million of expense that is included in transaction-related costs.

3 For the three and six months ended September 30, 2024, the computation of adjusted earnings (loss) per share (EPS) included certain securities that were dilutive to the calculation.

	Three Months Ended		Six Months Ended
Reconciliation of cash flow from operations	September 30,		September 30,
to adjusted free cash flow (in millions)	2024	2023	2024	2023
Cash flows from operating activities (GAAP)	$149	$46	$101	$(127)
Plus: Transaction-related payments (benefits)	—	42	5	84
Plus: Workforce rebalancing payments related to charges incurred prior to March 31, 2024	4	34	25	113
Plus: Significant litigation payments	6	10	10	44
Plus: Payments related to lease terminations	—	(2)	—	5
Less: Net capital expenditures	(104)	(61)	(202)	(155)
Adjusted free cash flow (non-GAAP)	$56	$69	$(60)	$(37)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Signings (in billions)	2024	2023	2024	2023
Signings[1]	$5.6	$2.4	$8.7	$5.2

[1]

Signings for the three months ended September 30, 2024 increased by 132%, and 133% in constant currency, compared to the three months ended September 30, 2023. Signings for the six months ended September 30, 2024 increased by 67%, and 69% in constant currency, compared to the six months ended September 30, 2023.